EXHIBIT 99.(a-8)

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                              DECLARATION OF TRUST

                             THE ALGER AMERICAN FUND



         The undersigned, being the Secretary of The Alger American Fund (the "TRUST"), a trust with transferable shares of the type commonly called a Massachusetts business trust, does hereby certify that:

         (A) pursuant to the authority conferred upon the Trustees and the Shareholders of the Trust by Section 9.3 of the Agreement and Declaration of Trust dated April 6, 1988, as amended, (the "DECLARATION OF TRUST"), and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on September 12, 2006 and by the Shareholders holding a majority of all the shares outstanding and entitled to vote at a meeting duly called and held on January 17, 2007, the Declaration of Trust is amended as follows:

         (a) The fourth sentence of Section 6.2(d) is hereby amended to read in its entirety as follows:

                  "The liquidation of any Portfolio, or any Class of any Portfolio, may be authorized by vote of a Majority of the Trustees."

         (b) The second sentence of Section 9.1 is hereby amended to read in its entirety as follows:

                  "The Trust may be terminated at any time by a Majority of Trustees."

         (c) The first sentence of Section 9.2 is hereby amended to read in its entirety as follows:

                  "Subject to such additional requirements or conditions as may be imposed by or under the 1940 Act, the Trustees may sell, convey and transfer all or substantially all of the assets of the Trust, or the assets belonging to any one or more Portfolios, to another trust, partnership, association or corporation organized under the laws of any state of the United States, or may transfer such assets to another Portfolio of the Trust, in exchange for cash, Shares or other Securities (including, in the case of transfer to another Portfolio of the Trust, Shares of such other Portfolio), or to the extent permitted by law then in effect may merge or consolidate the Trust or any Portfolio with any other trust or any corporation, partnership or association organized under the laws of any state of the United States, all upon such terms and conditions and for such consideration when and as authorized by vote or written consent of a Majority of the Trustees."

         (d)      A new Section 7.9 is added to read in its entirety as follows:

                  "Section 7.9. DERIVATIVE ACTIONS. A Shareholder may bring a derivative action on behalf of the Trust only if the Shareholder first makes a pre-suit demand upon the Trustees to bring the subject action unless an effort to cause the Trustees to bring such action is excused. A demand on the Trustees shall only be excused if a Majority of the Trustees, or a majority of any committee established to consider such action, has a personal financial interest in the action at issue. A Trustee shall not be deemed to have a personal financial interest in an action or otherwise be

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                  disqualified from ruling on a Shareholder demand by
                  virtue of the fact that such Trustee receives remuneration from his service on the Board of Trustees of the Trust or on the Board of Trustees or Directors of one or more investment companies with the same or an affiliated investment advisor or underwriter. A derivative action commenced after rejection of a demand by the Trustees shall be dismissed by the court on motion by the Trust if the court finds that a Majority of the Trustees, or a majority of any committee established to consider such action which does not have a personal interest in the action at issue, has determined in good faith after conducting a reasonable inquiry upon which its conclusions are based that the maintenance of the derivative action is not in the best interests of the Trust."

and,

         (B) pursuant to the authority conferred upon the Trustees of the Trust by Section 9.3 of the Declaration of Trust and by the affirmative vote of a Majority of the Trustees at a meeting duly called and held on December 12, 2006, the Declaration of Trust is amended as follows:

         (a)      Section 4.1(g) is hereby deleted in its entirety.

         (b)      Section 4.1(k) is hereby deleted in its entirety.

         (c)      The following phrase is hereby deleted from Section 4.6:

                  "subject, in the case of Trustees and officers, to the same limitations as directors or officers (as the case may be) of a Massachusetts business corporation;"

         (d) Clause (iii) of the first sentence of Section 7.1 is hereby amended to read in its entirety as follows:

                  "(iii) with respect to any reorganization of the Trust or any Portfolio to the extent and as provided in Section 9.2 hereof;"

         (e) Section 7.7 is hereby amended to read in its entirety as follows:

                  "SECTION 7.7 INSPECTION OF RECORDS. The records of the Trust shall be open to inspection by Shareholders to the same extent as is permitted stockholders of a Massachusetts business corporation under the Massachusetts Business Corporation Act."

         All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration of Trust.

         IN WITNESS WHEREOF, the undersigned has set his hand and seal this 17th day of January, 2007.


                                          /s/ Hal Liebes
                                          ------------------------
                                          Hal Liebes
                                          Secretary


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